EXHIBIT 16


                                                     July 29, 2003



Securities and Exchange Commission
Washington, D.C.  20549

Dear Sirs/Mesdames:

         We were previously principal accountants for Gothic Resources Inc. and, under the date of March 14, 2001, we reported on the consolidated financial statements of Gothic Resources Inc. as of and for the years ended December 31, 2000 and 1999. On February 12, 2002, our appointment as principal accountants was terminated. We have read the statements included under Item 3 of Amendment No. 1 to the Form 10-SB/A of American Natural Energy Corporation dated July 29, 2003, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the decision to engage PricewaterhouseCoopers LLP was approved by the Board of Directors and that during the two years ended December 31, 2000 and through February 12, 2002, neither American Natural Energy Corporation, Gothic Resources Inc. nor anyone on their behalf consulted with PricewaterhouseCoopers LLP regarding the matters referred to in Item 304(a)(2) of Regulation S-B.

                                                     Very truly yours,

                                                     (Signed) KPMG LLP

                                                     Vancouver, British Columbia
                                                     Canada